Exhibit 10.1

SEPARATION AGREEMENT & RELEASE

This Separation Agreement & Release (“Agreement”) is entered into, on this 29th day of June, 2009, by and between New Peoples Bankshares, Inc. and subsidiaries ("the Company") and Kenneth D. Hart ("the Executive").

WHEREAS, the parties have agreed to end Executive’s employment as of the date specified below pursuant to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.        LAST DATE OF WORK:Executive’s last day of employment shall be November 30, 2010 and until that date the Company shall pay the Executive his current salary in accordance with the Company’s regular payroll schedule. Executive acknowledges and agrees that he is not entitled to any further compensation, benefits or payments of any kind from the Company unless otherwise required under the terms of the Company’s benefits plans. From the date of this Agreement until the last day of employment, Executive shall perform services determined by the Company in consultation with Executive.

2.         SEPARATION PAYMENT: Within ten (10) days after his termination of employment, the Company will pay the Executive an amount equal to one month’s salary, less applicable withholdings and deductions. Executive acknowledges and agrees that he is not entitled to any further compensation, benefits or payments of any kind from the Company. The Separation Payment hereunder has been structured so as to qualify for the exemption of such payments from the terms of Section 409A of the Internal Revenue Code, as amended.

3.         RELEASE:     Executive hereby irrevocably releases and forever discharges the Company and its officers, directors, employees, shareholders, affiliates and agents, from any and all liability, obligations, causes of action and other claims of any kind, in tort, contract, or otherwise arising from or in connection with Executive’s employment with the Company or termination therefrom, including, but not limited to, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act, or any other federal, state or local laws or regulations prohibiting employment discrimination, and the Employee Retirement Income Security Act of 1964.

4.         NON-COMPETE:      For a period of two years from the date of this Agreement, Executive shall not commence, engage in, or participate in, as an employee, consultant, agent, proprietor, principal, partner, member, majorshareholder, corporate officer, director, or otherwise, directly or indirectly, any business which offers or provides Competitive Services, within a 50-mile radius of any office or branch location of the Company. For the purposes of this Agreement, Competitive Services are defined as business, agricultural and personal banking services, including without limitation, business development for another financial service provider, all lending activities, soliciting deposits, brokering loans, selling financial products, consulting for another financial services provider, acting as an agent for another financial service provider, participating on a board of directors or advisory board for another financial service provider, etc.

5.        CONFIDENTIALITY:The parties agree that the terms hereof are confidential and neither the terms hereof nor the existence of this Agreement shall be disclosed to any third party without the consent of the other party.

6.         NON-DISCLOSURE:            Executive acknowledges that during his employment, he had access to certain confidential information and materials, including, but not limited to, trade secrets, source code, object code, data, formulas, processes, know-how, designs, documentation, program files, flow charts, specifications, developments, improvements, inventions, techniques, customer information, prospective client and customer lists, company employee lists or other documents that identify employees by trade or wages, accounting and other financial data, statistical data, research projects, development and marketing plans, proposals, promotional ideas, strategies, budgets, projections, licenses, prices, costs, new products, supplier lists, forms, originated by the Company or disclosed to the Company by others ("Confidential Information").

Executive agrees to forever keep in confidence and trust all Confidential Information, and will not, without the written consent of the Company, use, or disclose to any person any Confidential Information or anything relating to it. Executive agrees to immediately return to the Company all copies of any Confidential Information or reports or other material containing Confidential Information prepared by Executive or that came into Executive's possession or under Executive's control by reason of Executive's employment.

7.         NON-DISPARAGEMENT:   Executive agrees to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to the Company, or its affiliates, officers, directors, employees and agents. The Company agrees to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to the Executive. The Company will only provide Executive’s prospective employer(s) with Executive’s dates of employment, title and salary history.

8.         COSTS & ATTORNEY'S FEES:      In the event that either party breaches this Agreement, the prevailing party shall be entitled to its costs, including reasonable attorney's fees, from the other party, incurred as a result of such breach.

9.         SUCCESSORS AND ASSIGNS:      Except as otherwise provided herein, all of the covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

10.       GOVERNING LAW: This Agreement shall be governed by the laws of the Commonwealth of Virginia, without reference to the choice of law provisions thereof.

11.       SEVERABILITY:      The provisions of this Agreement are severable and it is the intention of the parties hereto that in the event a court of competent jurisdiction holds that any one or more provisions of this Agreement are unenforceable, the remaining provisions of the Agreement shall be given full force and effect as if the part or parts held invalid had not been included.

12.             ENTIRE AGREEMENT: This Agreement constitutes the entire agreement and understanding of the parties hereto, and supercedes any prior agreements, understandings, representations, and warranties concerning the subject matter hereof, and no provision herein may be waived, changed or modified, except in a writing signed by both parties.

13.       ACKNOWLEDGEMENT: Executive acknowledges the following: (a) This Agreement waives, among other claims, any claims Executive may have under the ADEA; (b) the Company advises that the Executive consult with an attorney prior to signing this Agreement; (c) Executive may consider the terms of this Agreement through June 29, 2009, and execution of this Agreement is not required before June 29, 2009; and (d) Executive may revoke his acceptance of this Agreement until June 29, 2009 if signed prior to this date.

IN WITNESS WHEREOF, the parties have affixed their hands and seals as of the dates indicated below.

NEW PEOPLES BANKSHARES, INC.

AND SUBSIDIARIES

/s/ KENNETH D. HART June 29, 2009	By: /s/ B. SCOTT WHITE, Chairman June 29, 2009
Kenneth D. Hart	date	B. Scott White, Chairman	date

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